Exhibit 99.1

National & Retail Trades and First Call

For release: July 10, 2008 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS JUNE COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) – July 10, 2008 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ended July 5, 2008 increased 10.9 percent over the five-week period ended July 7, 2007. On a comparable store basis, sales increased 2.3 percent.

For the 22 weeks ended July 5, 2008, total sales were up 3.5 percent over the 22 weeks ended July 7, 2007.  On a comparable store basis, sales for the 22-week period decreased 4.8 percent.

Larry Montgomery, Kohl’s Chairman and Chief Executive Officer, commented, “Seasonal businesses such as shorts and tees improved in June as regions such as the Northeast and Mid-Atlantic experienced warmer weather.  All apparel businesses, along with accessories and footwear, achieved positive comparable sales increases.  Our inventories remain well-controlled and we enter July with inventory per store well below last year.”

	Sales Summary
	($ in millions)
	Fiscal Period Ended		% Change This Year
	July 5,	July 7,	All	Comp
	2008	2007	Stores	Stores

June	$1,492.5	$1,345.2	10.9%	2.3%
Quarter	$2,698.3	$2,537.1	6.4%	-2.1%
YTD	$6,322.6	$6,109.2	3.5%	-4.8%

On July 5, 2008, the Company operated 957 stores in 47 states, compared to 834 in 46 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, July 10 until 8:30 PM EDT on Friday, July 11.  The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl’s operates 957 stores in 47 states and will celebrate the opening of its 1,000th store in the fall. A company committed to the communities it serves, Kohl’s has raised more than $102 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464